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                      February 1, 2021

       Brian Lynch
       Chief Financial Officer
       Callaway Golf Company
       2180 Rutherford Road
       Carlsbad, CA 92008

                                                        Re: Callaway Golf
Company
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2019
                                                            Filed March 2, 2020
                                                            Form 10-Q for the
Fiscal Quarter Ended September 30, 2020
                                                            Filed November 9,
2020
                                                            File No. 001-10962

       Dear Mr. Lynch:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Manufacturing